Exhibit 10.1

Harris Logo	HARRIS CORPORATION
1025 West NASA Boulevard
HOWARD L. LANCE	Melbourne, FL USA 32919
Chairman, President and	phone 1-327-724-3900
Chief Executive Officer
www. harris.com
August 8, 2003
Mr. Guy M. Campbell
2002 Castalia Drive
Cary, North Carolina 27513
Dear Guy,
I am pleased to offer you the position of President of Harris’ Microwave Communications Division. The following list summarizes key compensation components of our offer as well as other benefits offered to Corporate Officers.
1.	A base salary of $325,000 per year.

2.	Incentive compensation in the amount of $200,000 for our fiscal year ending June 30, 2004. This incentive is guaranteed for this fiscal year and would be prorated as of your employment date. Your next compensation review would be in August 2004.

3.	A sign on bonus of $50,000.

4.	Participation in Harris’ Long Term Incentive Plan staring with fiscal year 2004-2006 which would be a grant of 7500 Performance Share Awards. The Performance Share Awards are tied to business unit financial performance over a three-year cycle. Recipients are eligible to vote shares and receive dividend payments granted during the award cycle. A new three-year award is granted each year. This first 3-year cycle final payout would be prorated based on date of employment.

5.	A Stock Option grant of 25,000 shares of Harris Stock.

6.	A grant of 15,000 restricted shares of Harris stock. These shares would be fully vested after three years.

7.	Travel expenses for you or your spouse bi-weekly between California and North Carolina.

8.	Harris would pay for a furnished apartment until relocation of the Division Headquarters to Raleigh/Durham.

9.	Four weeks vacation eligibility.

10.	Participation in the Harris comprehensive benefit program including family medical and dental coverage, life insurance, long-term disability and the Harris Retirement Plan.

The Retirement plan allows you to contribute up to 12% of your salary on a pre-tax basis (after one year of service the company will match up to 6% of your contributions on a dollar-per-dollar basis) and Harris will make a profit sharing contribution based on overall company profits.

11.	Change in control eligibility which includes two years of base and incentive compensation in the event of change in control.

12.	Initiation fee and monthly dues at a private/country club.

13.	Tax planning assistance, $5000 annual cap.

14.	Financial estate planning, $5,000 cap for any three calendar year moving period.

15.	One year of severance benefits i.e. base and incentive compensation in the event of a company directed termination of employment for other than performance reasons.
Guy, I am excited about the prospect of your joining our management team and working together as we grow our commercial communications business. Please call Nick Heldreth (321-727-9314) or me (321-724-3900) if you have any questions. I look forward to hearing from you soon.
Sincerely,
/s/ H. L. Lance